Exhibit 99.1

Fushi Copperweld Announces Closing of $59.8 Million Follow-on Offering

DALIAN, China, Feb. 1 /PRNewswire-Asia-FirstCall/ -- Fushi Copperweld, Inc. (the "Company") (Nasdaq: FSIN), a leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced it has closed its previously announced public offering of 6,500,000 shares of its common stock at a price of $8.00 per share. On January 28, 2010, Jefferies & Company, Inc., acting as the sole book-running manager of the offering, exercised in full its over-allotment option to purchase an additional 975,000 shares of common stock. The exercise of the option increased the size of the offering to an aggregate of 7,475,000 shares of common stock.

The Company received proceeds, net of offering expenses and underwriting discounts and commissions, of approximately $55.4 million. The Company offered the shares sold in the offering pursuant to its existing shelf registration statement (File No, 333 - 160449), which was declared effective by the Securities and Exchange Commission (the "SEC") on January 15, 2010.

As previously announced, the Company intends to use approximately $39.7 million of the net proceeds from the offering to repay indebtedness. It will use the remaining proceeds for working capital and other general corporate purposes, which may include, among other things, the expansion of its existing capacity and potential acquisitions.

Jefferies & Company, Inc. acted as sole book-running manager for the offering. Roth Capital Partners, LLC served as co-lead manager, and Rodman & Renshaw, LLC served as co-manager. Copies of the final prospectus supplement and related prospectus may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022 or at (888) 449-2342.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Fushi Copperweld, Inc.
Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co., Ltd., and Copperweld Bimetallics, LLC, is a leading manufacturer and innovator of copper-cladded bimetallic engineered conductor products used in the electrical, telecommunications, transportation, utilities and industrial industries. With extensive design and production capabilities and a long-standing dedication to customer service, Fushi Copperweld, Inc. is the preferred choice bimetallic products world-wide. For more information, visit: http://www.fushicopperweld.com .

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements.
Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov .

    For more information, please contact:

     Nathan J. Anderson
     Vice President of Investor Relations
     Fushi Copperweld, Inc.
     Email: IR@fushicopperweld.com
     Tel:   +1-931-433-0482

SOURCE  Fushi Copperweld, Inc.